UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Wyndham Worldwide Corporation
(Name of Registrant as Specified In Its Charter)

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Notice of 2007
Annual Meeting and
Proxy Statement

Wyndham Worldwide Corporation
Seven Sylvan Way
Parsippany, New Jersey 07054

March 12, 2007

Dear Shareholder of Wyndham Worldwide Corporation,

You are invited to attend the 2007 Annual Meeting of Shareholders to be held on April 26, 2007, at 3:00 p.m. local time at the Meadow Wood Manor, 461 Route 10 East, Randolph, New Jersey 07869.

The annual meeting will begin with voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting followed by a brief report on our operations.

If you plan to attend the meeting, please follow the instructions provided in the proxy statement. An admission ticket is required for admission to the meeting.

Whether or not you plan to attend it is important that your shares be represented and voted at the meeting. To make it easier for you to vote your shares, you have a choice of voting over the Internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed envelope. To vote your shares by Internet or telephone please refer to the instructions contained on the enclosed proxy card.

Cordially,

Stephen P. Holmes
Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

March 12, 2007

To the Shareholders:

Wyndham Worldwide Corporation’s 2007 Annual Meeting of Shareholders will be held at the Meadow Wood Manor, 461 Route 10 East, Randolph, New Jersey 07869, on April 26, 2007 at 3:00 p.m. local time for the following purposes:

(a)	to elect two directors for a three-year term and until their successors are elected and qualify;

(b)	to ratify the selection of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for 2007; and

(c)	to transact such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement, which are hereby made a part of this Notice. Only shareholders of record at the close of business on March 7, 2007 will be entitled to notice of and to vote at the meeting and any adjournments.

By Order of the Board of Directors

Lynn A. Feldman
Senior Vice President,
Deputy General Counsel and
Corporate Secretary

Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or complete and execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

WYNDHAM WORLDWIDE CORPORATION

2007 ANNUAL MEETING OF SHAREHOLDERS

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

The enclosed proxy materials are being sent at the request of the Board of Directors of Wyndham Worldwide Corporation to encourage you to vote your shares at our 2007 Annual Meeting of Shareholders to be held April 26, 2007. This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our 2006 Annual Report on SEC Form 10-K, containing our management’s discussion and analysis of financial condition and results of operations and audited financial statements together with this proxy statement were distributed together beginning on or about March 12, 2007.

GENERAL INFORMATION

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 7, 2007 (the record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 188,203,537 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 94,101,769 votes, must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What are shareholders being asked to vote on at the meeting?

You are being asked to vote on the following:

●	the election of two directors for a three-year term (see page 16); and

●	the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2007 (see page 40).

How to Vote

Even if you plan to attend the meeting you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

●	by telephone by calling the toll-free number (866) 540-5760 (have your proxy card in hand when you call);

●	by Internet at http://www.proxyvoting.com/wyn (have your proxy card in hand when you access the website); or

●	by returning the proxy card (signed and dated) in the envelope provided.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends. You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the nominee. The availability of telephone and internet proxy will depend on the nominee’s proxy processes. However, you may not vote these shares in person at the meeting unless you bring with you a legal proxy from the stockholder of record.

For participants in the Wyndham Worldwide Corporation Employee Savings Plan, with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited.

The Board recommends the following votes:

●	FOR the election of each of the director nominees; and

●	FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2007.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

What Vote Is Required to Approve Each Proposal?

In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. In other words, the director nominees receiving the greatest number of votes will be elected. Abstentions will have no effect on the outcome of the vote.

For the proposal to ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention will have the effect of a vote against this proposal.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange your record holder has discretion to vote your shares on proposals relating to what are deemed to be “routine” matters, which include the election of directors and the ratification of auditors described in this proxy statement, and do not have discretion to vote on proposals relating to what are deemed to be “non-routine” matters. A “broker non-vote” occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

Although broker non-votes will be considered as represented for purposes of determining a quorum, broker non-votes are not counted in the tabulation of the voting results for the election of directors or the ratification of our auditors. Thus, a broker non-vote will make a quorum more readily obtainable and will not count as a vote against a proposal that requires a majority of the votes represented at the meeting.

Attendance at the Meeting and Webcast

Attendance at the meeting will be limited to shareholders as of the record date, their authorized representatives and guests of Wyndham Worldwide. Admission will be by ticket only. For registered shareholders, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. Beneficial owners with shares held through a bank, broker or other nominee should request tickets in writing from the Corporate Secretary of Wyndham Worldwide Corporation, Seven Sylvan Way, Parsippany, New Jersey 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Shareholders who do not obtain tickets in advance may obtain them on the meeting date at the registration desk upon verifying his or her stock ownership as of the record date. In accordance with our security procedures, all persons attending the meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

If you are unable to attend the annual meeting in person, you may listen to the proceedings through the Internet. To listen to the live webcast, please log on at www.wyndhamworldwide.com and select “News and Events” and “Webcasts and Events” on the Investor Center page of the website. The webcast will begin at 3:00 p.m., New York time, and will remain on our website for 90 days. The webcast will permit shareholders to listen to the meeting but will not provide for the ability to vote, present any stockholder proposals or ask questions.

Solicitation of Proxies

We will pay all costs relating to the solicitation of proxies. Mellon Investor Services LLC has been retained to assist in soliciting proxies at a cost of $11,500 plus reasonable expenses. Proxies may be solicited by our officers, directors and employees personally, by mail, telephone or other electronic means. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

Shareholder Proposals

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2008 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 10, 2007. In general, any shareholder proposal to be considered at next year’s annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than the close of business on December 29, 2007 and not later than the close of business on January 28, 2008. However, if the date of the 2008 Annual Meeting of Shareholders is not within 30 days before or after April 26, 2008, then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2008 Annual Meeting of the Shareholders must comply with the requirements of our By-Laws. A shareholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary. Our Corporate Governance Committee will take into consideration nominees for election to the Board submitted by shareholders in accordance with the criteria and procedures described in this proxy statement under “Director Nomination Process.” The Corporate Governance Committee will consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination, a shareholder must comply with provisions of applicable law and our By-Laws.

Householding of Annual Disclosure Documents

The SEC has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that the shareholders are members of the same family. This rule benefits both shareholders and us by reducing the volume of duplicate information received and our expenses. Each shareholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our transfer agent, Mellon Investor Services, by calling their toll-free number (866) 540-5760 or through their website at www.melloninvestors.com.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. We are committed to having sound corporate governance principles and practices. Please visit our website at www.wyndhamworldwide.com under the Investor Center page for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, Seven Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The Board will review these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Investor Center page of our website (www.wyndhamworldwide.com).

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Investor Center page of our website (www.wyndhamworldwide.com).

A director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

●	Wyndham Worldwide Corporation does not currently employ, and has not within the last three years employed, the director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

●	The director is not currently, and has not within the last three years been, employed by Wyndham Worldwide Corporation’s present auditors, nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Wyndham Worldwide Corporation’s business).

●	Neither the director, nor any of his or her immediate family members, is, or has been within the last three years, part of an “interlocking directorate” in which an executive officer of Wyndham Worldwide Corporation serves on the compensation (or equivalent) committee of another company that employs the director or his or her immediate family member as an executive officer.

●	The director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Wyndham Worldwide Corporation for property or services in an amount in any of the last three fiscal years, exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

●	The director currently does not have, or had within the past three years, a personal services contract with Wyndham Worldwide Corporation, its Chairman and Chief Executive Officer or other executive officer.

●	The director has not received, and such director’s immediate family member has not received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Wyndham Worldwide Corporation (other than Wyndham Worldwide Corporation Board of Director fees).

●	The director is not currently an officer or director of a foundation, university or other non-profit organization to which Wyndham Worldwide Corporation within the last three years gave directly or indirectly through the provision of services, more than the greater of (i) 1% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $100,000.

Guidelines for Determining Director Independence

The Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. These standards require the Board to affirmatively determine that each director has no material relationship with Wyndham Worldwide other than as a director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its directors. During this review, the Board considered whether there are any relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors are independent of Wyndham Worldwide and its management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. Under New York Stock Exchange rules, Mr. Buckman, as a former executive officer of our former parent corporation, Cendant Corporation (now Avis Budget Group), may not be deemed to be independent until August 2009, three years from the effective date of the spin-off. All members of the Audit, Compensation and Corporate Governance committees are independent directors as required by the New York Stock Exchange listing standards, SEC rules as applicable and the Director Independence Criteria.

The Board follows a number of procedures to review, and if necessary and appropriate, ratify related persons transactions. Each Board member answers a questionnaire designed to disclose conflicts and related persons transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of the directors determined by the Board to be independent had or has any relationship with us other than as a director. Accordingly, the Board did not need to consider any director relationship with us to make its determination of director independence.

Committees of the Board

The following describes our Board Committees. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

●	Employs our independent registered public accounting firm, subject to shareholder ratification, to audit our consolidated financial statements.

●	Pre-approves all services performed by our independent registered public accounting firm.

●	Provides oversight on the external reporting process and the adequacy of our internal controls.

●	Reviews the scope of the audit activities of the independent registered public accounting firm and our internal auditors and evaluates audit efforts of both.

●	Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm.

●	Establishes procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

All members of the Audit Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that Pauline D.E. Richards is an audit committee financial expert within the meaning of applicable SEC rules.

See the Audit Committee Report below. The Audit Committee Charter is available on the Investor Center page of our website (www.wyndhamworldwide.com).

Compensation Committee

Responsibilities include:

●	Establishes executive compensation policy consistent with corporate objectives and shareholder interests.

●	Reviews and determines elements of CEO and other senior management compensation.

●	Administers grants under our compensation plans.

All members of the Compensation Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

See the Compensation Committee Report below. The Compensation Committee Charter is available on the Investor Center page on our website (www.wyndhamworldwide.com).

Cendant’s compensation committee retained Frederic W. Cook & Co., Inc. as third party advisor and employed them to provide independent advice and evaluation on the compensation packages of Cendant’s executives, including our CEO, effective for 2006.

In October 2006, Hewitt Associates was retained by our Compensation Committee as a third-party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, Hewitt Associates reports directly to the Compensation Committee. Hewitt Associates has been retained to provide our Compensation Committee with the following services upon request: competitive market pay analyses including total compensation measurement services, proxy data studies, dilution analyses and market trends; ongoing support with regard to the latest relevant legal, regulatory and accounting considerations impacting compensation and benefit programs; assistance with the redesign of any compensation or benefit programs, if needed; and preparation for and attendance at selected management, committee and Board meetings.

Corporate Governance Committee

Responsibilities include:

●	Recommends to the Board nominees for election to the Board of Directors.

●	Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

●	Oversees evaluation of the Board and its effectiveness.

●	Reviews and approves director compensation.

All members of the Corporate Governance Committee are independent directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Charter is available on the Investor Center page on our website (www.wyndhamworldwide.com).

Executive Committee

The Executive Committee may exercise all of the powers of the Board when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee does not have the authority to alter, amend or repeal the by-laws or any resolution or resolutions of the Board, declare any dividend or make any other distribution to shareholders, appoint any member of the Executive Committee or take any other action which legally may be taken only by the full Board.

Committee Membership

The following chart shows the current committee membership and the number of meetings that each committee held since July 31, 2006, the effective date of our spin-off from Cendant Corporation.

	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Myra J. Biblowit		M	M
James E. Buckman				M
George Herrera	M		C
Stephen P. Holmes				C
The Right Honourable Brian Mulroney		C	M
Pauline D.E. Richards	M	M
Michael H. Wargotz	C			M
Number of Meetings in 2006	7	1	1	2

M = Member
C = Chair

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO and other members of management relative to matters of mutual interest and concern to Wyndham Worldwide.

Since July 31, 2006, the Board held two meetings. Each director attended 100% of the meetings of the Board and the committees of the Board on which the director served.

Executive Sessions of Independent Directors

The Board will meet at least three times a year in executive session without any members of management present, whether or not they are directors, and at least once per year with only the independent directors present. Directors meeting in executive session will formulate and disclose the manner by which a presiding director is selected for each executive session.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board or an individual non-employee director may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, Seven Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to directors. In addition, we adopted Business Principles applicable to all our employees, including our CEO, CFO and Chief Accounting Officer. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Investor Center page of our website (www.wyndhamworldwide.com). Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Business Principles that applies to our CEO, CFO or Chief Accounting Officer.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders absent exceptional cause. All of our directors plan to attend the Annual Meeting.

Director Nomination Process

Role of Corporate Governance Committee.  The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Identification and Evaluation Process.  The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate this prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Nominations and By-Law Procedures.  The Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director and the person’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board.

Our By-Laws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our By-Laws are posted on our website under Investor Center at www.wyndhamworldwide.com. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the By-Laws as to the director nominee, information about the shareholder making the nomination, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence of the nominee.

To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Evaluation of Shareholder Nominees.  The Corporate Governance Committee intends to use a substantially similar evaluation process as discussed above to evaluate nominees for director recommended by shareholders.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board on July 13, 2006. The Charter is available on the Investor Center page of our website (www.wyndhamworldwide.com).

The Audit Committee is comprised of three directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. Subject to shareholder ratification, the Audit Committee appoints Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial statements and reporting process, for establishing and maintaining an adequate system of internal controls over financial reporting, and for assessing the effectiveness of Wyndham Worldwide’s internal controls over financial reporting. Deloitte & Touche LLP, Wyndham Worldwide’s independent registered public accounting firm, is responsible for auditing Wyndham Worldwide’s consolidated and combined financial statements. The Audit Committee has reviewed and discussed Wyndham Worldwide’s 2006 annual report on Form 10-K, including the audited consolidated and combined financial statements of Wyndham Worldwide for the year ended December 31, 2006, with management and with representatives of Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, other applicable auditing standards of the Public Company Audit Oversight Board, as well as Rule 2-07 of Regulation S-X of the SEC — Communication with audit committees.  The Audit Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee has also considered whether Deloitte & Touche LLP providing limited non-audit services to Wyndham Worldwide is compatible with maintaining its independence. The Audit Committee has satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review of the audited consolidated and combined financial statements of Wyndham Worldwide, and on the Audit Committee’s discussions with management of Wyndham Worldwide and with Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated and combined financial statements be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)
George Herrera
Pauline D.E. Richards

Compensation of Directors

In July 2006, we separated from Cendant Corporation (now Avis Budget Group) in a spin-off and became a stand-alone public company. Compensation paid to our non-employee directors in 2006 was determined by Cendant prior to the spin-off.

Non-employee directors receive compensation for Board service designed to compensate directors for their Board responsibilities and align their interests with the long-term interests of shareholders. An employee director receives no additional compensation for Board service.

In connection with the spin-off, on August 1, 2006 our non-employee directors received new director equity grants in the form of deferred stock units. Each deferred stock unit entitles the director to receive one share of common stock following retirement or termination of service from our Board for any reason. Directors may not sell or receive value from any deferred stock unit prior to termination of service. The number of units granted equaled $75,000, the grant date fair value, divided by $31.85, the fair market value of a share of our common stock as of the close of business on the grant date.

The following table describes compensation for non-employee directors for 2006. The amounts reported include compensation paid to the directors in their capacity as directors of Cendant prior to the spin-off.

2006 Director Compensation

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Total
	($)	($)(a)(b)(c)	($)(a)(d)	($)	($)
Myra J. Biblowit	113,574	159,328	79,390	10,000 (e )	362,292
James E. Buckman (f)	39,516	114,482	--	--	153,998
George Herrera	111,288	158,694	--	--	269,982
The Right Honourable Brian Mulroney	28,000	243,983	87,406	10,000 (e )	369,389
Pauline D.E. Richards	121,089	164,321	--	--	285,410
Michael H. Wargotz	44,511	119,482	--	--	163,993

(a)	Dollar values of awards equal compensation cost to us (and Cendant) that are required to be reported for 2006 under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS No. 123R). The SFAS No. 123R amounts differ from the grant date fair value for grants made in 2006 as the SFAS No. 123R amounts generally reflect costs associated with grants made in previous years. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2006 audited financial statements of our annual report on Form 10-K.

(b)	On August 1, 2006, each non-employee director received a grant of 2,354 deferred stock units with a grant date fair value of $75,000.

(c)	Shares of our common stock issuable for deferred stock units at January 31, 2007 are as follows: Ms. Biblowit, 9,568; Mr. Buckman, 3,712; Mr. Herrera, 6,965; Mr. Mulroney, 11,352; Ms. Richards, 7,709; and Mr. Wargotz, 3,884.

(d)	Shares of our common stock which the directors have the right to acquire through the exercise of stock options converted from Cendant stock options in connection with the spin-off as of January 31, 2007 are as follows: Ms. Biblowit, 22,932; Mr. Buckman, 699,852; and Mr. Mulroney, 75,087.

(e)	Consists of discretionary matching contributions made by Cendant’s charitable trust on behalf of the director.

(f)	Mr. Buckman was an executive officer of Cendant prior to the spin-off and the director compensation reported in the table does not include compensation attributable to his Cendant employment. The amounts reported include compensation paid by us in connection with his service as our director.

2007 Director Compensation

The following describes compensation we will pay our non-employee directors in 2007:

Annual director retainer	$150,000
Audit committee chair	20,000
Audit committee member	10,000
Compensation committee chair	15,000
Compensation committee member	7,500
Corporate governance committee chair	10,000
Corporate governance committee member	5,000
Executive committee member	8,000

The annual director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in deferred stock units. The number of deferred stock units issued is based on our stock price on the quarterly determination date. Directors may elect to receive more than 50% of the retainer and fees in deferred stock units. Board members do not receive additional fees for meeting attendance.

In addition to this compensation, Directors Biblowit, Mulroney and Richards are insured by term life insurance policies owned by us with a $1.1 million death benefit payable $1 million to us, which benefit we will donate to a charitable beneficiary of the director’s choice, and $100,000 paid directly to a personal beneficiary of the director’s choice. Mr. Buckman is currently insured by a term life insurance policy established when he was an executive officer of Cendant with a $1 million death benefit payable to us. We expect to insure all of our directors under the arrangement currently in place for Directors Biblowit, Mulroney and Richards described above.

We adopted a policy providing for a company match of a director’s charitable contributions in an amount up to $10,000 per year.

Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-employee director to own at least 1,000 shares of our common stock. As of December 31, 2006, all of our non-employee directors met or exceeded the ownership requirements.

Ownership of Company Stock

The following table describes the beneficial ownership of our common stock for the following persons as of January 31, 2007: each executive officer named in the Summary Compensation Table below (who we refer to as named executive officers), each person who to our knowledge owns in excess of 5% of our common stock; and all of our directors and executive officers as a group. The percentage values are based on 188,895,025 shares of our common stock outstanding as of January 31, 2007. The principal address for each director, nominee and executive officer of Wyndham Worldwide is Seven Sylvan Way, Parsippany, New Jersey 07054.

Under SEC rules, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual’s benefit.

Name	Number of Shares		% of Class
Barclays Global Investors, N.A.	12,071,055	(a)	6.39%
Myra J. Biblowit	32,500	(b)(c)	*
James E. Buckman	749,313	(b)(c)(d)	*
Franz S. Hanning	86,387	(c)(e)	*
George Herrera	6,965	(b)	*
Stephen P. Holmes	791,399	(c)(e)(f)	*
Kenneth N. May	118,032	(c)(e)(g)	*
The Right Honourable Brian Mulroney	86,439	(b)(c)	*
Pauline D.E. Richards	7,709	(b)	*
Steven A. Rudnitsky	97,638	(c)(e)	*
Michael H. Wargotz	4,606	(b)	*
Virginia M. Wilson	18,771	(c)(e)	*
All directors and executive officers as a group (15 persons)	2,090,233	(h)	1.11%

*	Amount represents less than 1% of outstanding common stock.

(a)	Derived solely from information reported in a Schedule 13G under the Securities Exchange Act filed by Barclays Global Investors and certain affiliates with the SEC on January 23, 2007. Such Schedule 13G indicates that Barclays beneficially owns 12,071,055 shares of our common stock with sole voting power over 10,587,244 shares and sole dispositive power over 12,071,055 shares. The principal business address for Barclays Global Investors is 45 Fremont Street, San Francisco, California 94015.

(b)	Includes shares of our common stock issuable for deferred stock units as of January 31, 2007 as follows: Ms. Biblowit, 9,568; Mr. Buckman, 3,712; Mr. Herrera, 6,965; Mr. Mulroney, 11,352; Ms. Richards, 7,709; and Mr. Wargotz, 3,884.

(c)	Includes shares of our common stock which the directors and named executive officers have the right to acquire through the exercise of stock options within 60 days of January 31, 2007 as follows: Ms. Biblowit, 22,932; Mr. Buckman, 699,852; Mr. Holmes, 674,503; Mr. Mulroney, 75,087; Mr. Hanning, 72,806; Mr. May, 102,163; Mr. Rudnitsky, 88,611; and Ms. Wilson, 9,808. Excludes shares of our common stock which the named executive officers did not have the right to acquire through the exercise of stock settled stock appreciation rights within 60 days of January 31, 2007 as follows: Mr. Holmes, 179,726; Mr. Hanning, 71,890; Mr. May, 71,890; Mr. Rudnitsky, 71,890; and Ms. Wilson, 71,890.

(d)	Includes 3,220 shares held in Mr. Buckman’s IRA account. Includes our obligation to issue 27,069 shares of common stock to Mr. Buckman in 2009. The amount is deferred and held in a separate account.

(e)	Excludes shares of our common stock issuable upon vesting of restricted stock units after 60 days from January 31, 2007 as follows: Mr. Holmes, 78,493; Mr. Hanning, 62,794; Mr. May, 62,794; Mr. Rudnitsky, 62,794; and Ms. Wilson, 47,095.

(f)	Includes 3,394 shares held by Mr. Holmes’ children and 22,000 shares held in charitable trust. Includes our obligation to issue 36,852 shares of common stock to Mr. Holmes in 2009. The amount is deferred and held in a separate account.

(g)	Includes 137 shares held in Mr. May’s 401(k) account and 1,599 shares held in a non-qualified deferred compensation plan.

(h)	Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers are required to file reports of ownership and changes in ownership of our common stock with the SEC and the New York Stock Exchange. In 2006 all reports were filed on time.

ELECTION OF DIRECTORS

At the date of this proxy statement, the board of directors consists of seven members, six of whom are non-employee directors and five of whom are independent directors under applicable listing standards and our corporate governance documents. The board is divided into three classes, each with three-year terms. The terms of the classes are staggered so that one-third of the directors, or as near to one-third as possible, are elected at each annual meeting.

At this year’s meeting, two directors are to be elected for three-year terms. The Corporate Governance Committee of the board has nominated the Right Honourable Brian Mulroney and Michael H. Wargotz, both of whom are presently our directors.

We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

The two nominees and the other present directors continuing in office after the meeting are listed below, with brief biographies.

Nominees for Election to the Board for a
Three-Year Term Expiring at the 2010 Annual Meeting

The Right Honourable Brian Mulroney, 67, has served as a direct or since our separation from Cendant in July 2006. Mr. Mulroney was a Cendant director from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. Mr. Mulroney is a director of the following public companies: Archer Daniels Midland Company Inc., Barrick Gold Corporation, Independent News and Media, PLC and Quebecor, Inc. (including its subsidiary, Quebecor World Inc.). Mr. Mulroney was a director of HFS from April 1997 until December 1997.

Michael H. Wargotz, 48, has served as a director since our separation from Cendant in July 2006. Since December 2006, Mr. Wargotz has been the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services. From June 2004 until November 2006, he was a Vice President of NetJets. Since January 2001, Mr. Wargotz has been a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm. From January 2000 to December 2000, Mr. Wargotz pursued personal interests. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development.

Mr. Wargotz was a Senior Vice President with HFS from July 1994 to December 1997.

Directors Continuing in Office for a Term
Expiring at the 2008 Annual Meeting

James E. Buckman, 62, was a director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a director of Wyndham Worldwide since our separation from Cendant in July 2006. Since January 22, 2007, Mr. Buckman has been serving as a consultant to York Capital Management, a hedge fund management company headquartered in New York City. Mr. Buckman was General Counsel and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Vice Chairman of Cendant from November 1998 until the completion of Cendant’s separation plan in August 2006. Mr. Buckman was a Senior Executive Vice President of  Cendant  from

December 1997 until November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.

George Herrera, 50, has served as a director since our separation from Cendant in July 2006. Mr. Herrera was a Cendant director from January 2004 until the completion of Cendant’s separation plan in August 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 until July 1998.

Directors Continuing in Office for a Term
Expiring at the 2009 Annual Meeting

Stephen P. Holmes, 50, has served as the Chairman of our Board of Directors and as our Chief Executive Officer since our separation from Cendant in July 2006. Mr. Holmes was a director since May 2003 of the already-existing, wholly owned subsidiary of Cendant that held the assets and liabilities of Cendant’s hospitality services (including timeshare resorts) businesses before our separation from Cendant and has served as a director of Wyndham Worldwide since the separation in July 2006. Mr. Holmes was Vice Chairman and Director of Cendant and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 until our separation from Cendant in July 2006. Mr. Holmes was Vice Chairman of HFS Incorporated, from September 1996 until December 1997 and was a director of HFS from June 1994 until December 1997. From July 1990 through September

1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS.

Myra J. Biblowit, 58, has served as a director since our separation from Cendant in July 2006. Ms. Biblowit was a Cendant director from April 2000 until the completion of Cendant’s separation plan in August 2006. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History.

Pauline D.E. Richards, 58, has served as a director since our separation from Cendant in July 2006. Ms. Richards was a Cendant director from March 2003 until the completion of Cendant’s separation plan in August 2006. Since November 2003, Ms. Richards has been Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 until March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 until December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in different positions from 1988 through 1998. Thesepositions included Controller, Senior Vice President and Group Financial Controller and Chief Financial

Officer. Ms. Richards was chairman of Cendant’s audit committee from October 2004 until the completion of Cendant’s separation plan in August 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
THE RIGHT HONOURABLE BRIAN MULRONEY AND MICHAEL H. WARGOTZ

EXECUTIVE COMPENSATION

Compensation Committee Matters

Separation from Cendant.  During 2005 and 2006 Cendant’s compensation committee met on numerous occasions to, among other things, determine and approve the employment agreement for our CEO. We subsequently entered into employment agreements with our other named executive officers.

Wyndham Worldwide Compensation Committee.  Our Compensation Committee is responsible for establishing executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Compensation Committee operates under a written charter adopted by the Board. The charter is reviewed on an annual basis and revised as appropriate. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Compensation Committee Chair reports on Compensation Committee actions and recommendations at our Board meetings.

Ratification of Prior Actions.  In October 2006 our Compensation Committee reviewed the actions of Cendant’s compensation committee as they applied to our CEO and ratified the employment agreements of our other named executive officers.

Management’s Role.  Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, establishing business performance targets and objectives, and recommending salary levels and equity awards. Our CEO works with the Compensation Committee in establishing the agenda for committee meetings. Management also prepares meeting information for each Compensation Committee meeting. Our CEO also participates in Compensation Committee meetings at the committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executive officers and compensation recommendations as to senior executive officers (other than himself). The CEO is not involved in setting his own compensation. CEO compensation is exclusive responsibility of the Compensation Committee.

Compensation Discussion & Analysis

Overview

In July 2006, we separated from Cendant Corporation (now Avis Budget Group) in a spin-off and became a stand-alone public company. Compensation elements and target levels for our named executive officers for 2006 were determined by Cendant. These determinations were made largely in the context of the spin-off. In summary, the compensation decisions relevant to our named executive officers for 2006 were as follows:

●	We adopted and Cendant approved our 2006 Equity and Incentive Plan, Health and Welfare Plan and Officer Deferred Compensation Plan.

●	We adopted our Executive Total Compensation Strategy as described below.

●	We entered into employment agreements with each of our named executive officers. The employment agreements were negotiated individually with each named executive officer. Base salaries, target annual incentive compensation and long-term incentive awards were set consistent with historical compensation, peer group executives and peer executives for Cendant and Cendant’s other business units that were spun-off or sold, Realogy and Travelport. These agreements are described below under Agreements with Named Executive Officers.

●	The base salaries paid to our named executive officers in 2006 are listed in the Summary Compensation Table below.

●	We paid our named executive officers annual incentive compensation based on adjusted EBIT results of the company and business units as applicable. The amounts we paid are listed in the Summary Compensation Table below.

●	We made grants of stock settled stock appreciation rights and restricted stock units to our named executive officers. The grants are listed in the Grants of Plan-Based Awards Table below.

●	We provided our named executives perquisites consistent with Cendant’s historical practices. The perquisites are listed in the All Other Compensation Table below.

Executive Total Compensation Strategy

In February 2007, we adopted our Executive Total Compensation Strategy with the following principles and objectives as they apply to our named executive officers:

●	Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers is integral to our ongoing success. Our named executive officers possess extensive experience in our business and the hospitality segments in which we compete and demonstrate the leadership skills and commitment to excellence that we believe are critical for our company. Accordingly, our compensation strategy is designed in part to promote a long-term commitment from our named executive officers.

●	Provide our executives with those compensation elements that are consistent with those provided by comparable hospitality and other service companies as well as general industry. Accordingly, our elements of compensation are base salary, annual incentive compensation, long-term incentive compensation, retirement, health and welfare benefits and perquisites.

●	Support a high-performance environment by linking compensation with performance. Our key goals are to grow our business and increase shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results so executives earn incentives only when and to the extent that we create value for our shareholders. Accordingly, incentive awards should be driven by corporate and segment performance with individual performance influencing the size of the award.

●	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders. Long-term awards should appropriately balance an alignment with shareholder interests against our goal of retaining our key personnel.

●	Provide our named executive officers with competitive base salaries, bonuses and long-term incentives that may approach the 75th percentile of our peer group based on meeting company, business unit and individual goals. When determining a competitive level, we look to comparable hospitality and other service companies as well as general industry.

Determining Executive Compensation

An important aspect of the Compensation Committee’s annual work relates to the determination of compensation for our senior executives.

Annual Evaluation.  The Compensation Committee will meet each year to evaluate the performance of the named executive officers, to consider and review their base salaries for potential annual increases and to consider and approve any grants to them of long-term incentive compensation.

Performance Compensation and Objectives.  Performance-based compensation for our named executive officers generally includes cash annual incentive compensation for achievement of specified performance objectives and stock-based compensation whose value is dependent upon long-term appreciation in stock price. The “Non-Equity Incentive Plan” column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2006.

Performance objectives for 2006 annual incentive compensation paid in 2007 were established on the basis of corporate and/or business unit Earnings Before Interest and Taxes (EBIT), a measure of our profitability. The EBIT targets for 2006 were adjusted for separation and related costs and other special items. The 2006 adjusted EBIT targets and funding models for the corporation and business units were set by management based on approved operating budgets and represented a specified growth rate over the prior year’s EBIT consistent with our strategic plan. We used these operating budgets to set the ranges for our published 2006 earnings guidance.

An executive’s annual incentive compensation may be higher or lower than the target payment (down to zero) depending on corporate and business unit performance. For example, the annual incentive payment could be as high as 125% of the target if the operating unit results exceed 106% of the 2006 adjusted EBIT target or as low as zero if the operating unit results are less than 95% of the 2006 adjusted EBIT target.

For our CEO and CFO, the 2006 annual incentive payment was based on a corporate target. For our business unit chief executives other than Mr. Hanning, the 2006 annual incentive payment was weighted 50% for the corporate target and 50% for the business unit target. For Mr. Hanning, the 2006 annual incentive payment was weighted 100% for the business unit target.

We link performance to our long-term incentives by basing the size of the aggregate pool of shares available for grant on business unit and corporate performance and, for individual grants, on individual performance assessment and future potential. The long-term incentive awards we made to our named executive officers in 2006 are described below in the Grants of Plan-Based Awards Table.

Targeted Compensation Levels.  We believe that information regarding compensation practices at other companies is useful in evaluating compensation of our named executive officers. We recognize that our compensation practices must be competitive in the market. In addition, this market information is a key factor that we consider in assessing the reasonableness of compensation. Accordingly, we review compensation levels for our CEO against compensation levels at the companies in the peer group deemed appropriate by our Compensation Committee for benchmarking purposes.

At the request of Cendant’s Compensation Committee, Cendant’s compensation consultant provided Cendant with information regarding CEO compensation levels at the 50th and 75th percentiles among a group of representative hospitality, travel and gaming companies.

For our 2007 compensation arrangements, our compensation consultant provided our Compensation Committee CEO compensation levels of base salary, annual incentive awards and long-term incentive awards at the 50th and 75th percentile among those companies that we consider to be our most directly comparable peer hospitality companies.

The Compensation Committee also reviewed general industry market survey data from the 2006 Hewitt Associates Total Compensation Measurement (TCM) database. The general industry peer group consists of 54 companies with revenues between $2.5 and $5 billion with a median of $3.3 billion.

We and Cendant used the comparable data to determine compensation levels for our CEO, and in turn, our other named executive officers as described below.

Policies and Practices for Pricing and Timing of Equity Grants.  We expect to make equity grants to our named executive officers in May of each year. We expect to observe the following relating to the timing of equity grants:

●	except for inducement grants for new executives, we determine all equity awards at a Compensation Committee meeting held during May each year;

●	the grant date for all awards is made after we have released earnings and all other relevant nonpublic information for our first quarter;

●	our executives do not have any role in selecting the grant date;

●	the grant date for all equity awards is always the date of approval of the grants (or a specified later date if for any reason the grant is approved during a time when we are in possession of material, non-public information); and

●	the exercise or base price of any equity grant is the closing price of the underlying common stock on the grant date.

2006 Executive Compensation Elements and Decisions

Base Salary.  Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income needed to be market competitive. We set base salaries at a level designed to attract and retain superior managers. Base salaries for our executives are established based on the scope of their responsibilities, taking into account historical compensation, competitive market compensation paid by other companies for similar positions as well as salaries paid to the executives’ peers within the company.

The base salaries we (and Cendant) paid to our named executive officers in 2006 are listed in the Summary Compensation Table below. These amounts include compensation paid by Cendant prior to the spin-off.

Mr. Holmes’ base salary was targeted to the 75th percentile of the peer group selected by Cendant’s compensation consultant. The base salaries of our other named executive officers were set relative to Mr. Holmes’ base salary and each other.

Annual Incentive Compensation.  We pay annual incentive compensation to incent and reward superior performance for the year. Annual incentive compensation is paid in cash in the first quarter for the prior year’s performance. Annual incentive awards are granted under our 2006 Equity and Incentive Plan. Consistent with their employment agreements, we paid our named executive officers the annual incentive compensation listed in the Summary Compensation Table below.

Mr. Holmes’ target annual incentive compensation was set by Cendant to the 75th percentile of the peer group used by Cendant’s compensation consultant and consistent with his historical compensation. The target annual incentive compensation eligible paid to our other named executive officers were set relative to their base salaries and each other. The possible threshold, target and maximum annual incentive compensation payouts payable to the named executive officers for 2006 are described below in the Grants of Plan Based Awards Table.

The annual incentive compensation paid to Mr. Holmes and Ms. Wilson for 2006 was weighted 100% on a corporate adjusted EBIT target. We achieved at least 102.3% of the corporate adjusted EBIT target which resulted in an annual incentive payment of 105% of target for Mr. Holmes and Ms. Wilson under the established corporate funding models.

The annual incentive compensation paid to Mr. May and Mr. Rudnitsky for 2006 was weighted 50% for the corporate target and 50% for the business unit target. Each of these executives received 105% of

50% of his target annual incentive compensation based on the corporate results as described above. Mr. May’s business unit, RCI Global Vacation Network, did not achieve at least 97% of the adjusted EBIT target which resulted in him receiving 0% of 50% of his target annual incentive compensation under the established business unit funding models. Mr. Rudnitsky’s business unit, Wyndham Hotel Group, achieved at least 103.2% of the adjusted EBIT target which resulted in him receiving 105% of 50% of his target annual incentive compensation under the established business unit funding models.

The annual incentive compensation paid to Mr. Hanning for 2006 was weighted 100% for the business unit target. Mr. Hanning’s business unit, Wyndham Vacation Ownership, achieved at least 110.3% of the adjusted EBIT target which resulted in him receiving 125% of his target annual incentive compensation under the established business unit funding models.

Long-Term Incentive Compensation.  The purpose of long-term incentives for our named executive officers is to align their interests with shareholders through meaningful equity participation and long-term ownership. Long-term incentives should help balance a short-term performance focus and encourage retention. Long-term incentive awards are granted under our 2006 Equity and Incentive Plan.

At the CEO level, long-term incentives are heavily weighted toward stock settled stock appreciation rights to provide maximum leverage and to drive long-term share price appreciation. A stock settled stock appreciation right is similar to a stock option and gives the executive the right to receive an amount in shares of common stock equal to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the stock appreciation right. For our other named executive officers, long-term incentives are weighted between stock settled stock appreciation rights and restricted stock units to encourage retention. A restricted stock unit represents the right to receive a share of our common stock on a set vesting date.

We granted the stock settled stock appreciation rights and restricted stock units to our named executive officers as described in the Grants of Plan-Based Awards Table below. The grant made to our CEO was designed to equal 200% of his prior year award intended to provide increased retention incentive and consistent with the CEOs of the other companies being separated from Cendant. The grants made to our other named executive officers were set relative to Mr. Holmes’ grant and each other.

Officer Deferred Compensation Plan.  We adopted an officer deferred compensation plan that permits named executive officers to defer salary and bonus compensation. We match executive contributions to the plan up to 6% of salary and bonus. The executive may elect a single lump-sum payment of his or her account or may elect payments over time subject to 5-year vesting. The participant’s entire account balance will vest and be paid in a single lump sum following a change-in-control or in the event that the executive’s employment terminates.

401(k) Plan.  We provide employees, including our named executive officers, with a 401(k) plan. We provide named executive officers and other participants a company match of salary contributed up to 6% of salary. If an executive elects to participate in both the Officer Deferred Compensation Plan and the 401(k) plan, the executive must elect to defer salary in one or the other of the plans but not both.

Savings Restoration Plan.  We adopted a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code under our 401(k) plan, but there are no matching contributions for these deferrals.

Perquisites.  We provide our senior executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to retain the best managers and allow them to operate more effectively.

In 2006 we provided our named executives perquisites consistent with Cendant’s historical practices including a leased automobile and financial planning services. For each of these perquisites the executive receives a “tax gross-up” payment, which means the executive receives additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. We also provided our CEO with limited personal use of company aircraft for which we imputed income for our incremental costs without a tax gross-up. Perquisites provided in 2006 are described in the All Other Compensation Table below.

Severance Arrangements.  The employment agreements of our named executive officers provide for payments related to base salary and bonus as well as accelerated equity vesting if the executive’s employment is terminated without cause or for a constructive discharge. The payments and terms vary in certain respects between the individual executives. These payments and terms are discussed below under Agreements with Named Executive Officers.

Change-in-Control Arrangements.  Mr. Holmes’ employment agreement provides for payments related to base salary and bonus as well as accelerated equity vesting in the event of a change-in-control. The employment agreements of our other named executive officers provide for accelerated equity vesting based on certain vesting schedules in the event of a change-in-control. The payments and terms vary in certain respects between the individual executives. These payments and terms are discussed below under Agreements with Named Executive Officers. In addition, equity grants made to all employees, including the named executive officers, under our 2006 Equity and Incentive Plan fully vest on a change-in-control.

2007 Executive Compensation Decisions

Base Salary.  In the first quarter of 2007 our Compensation Committee approved the 2006 annual incentive compensation payments discussed above and the 2007 base salaries for each of our named executive officers. Consistent with the executives’ employment agreements, 2007 base salaries are as follows:

2007
Name	Base Salary
($)
Mr. Holmes	1,040,000
Mr. Hanning	577,500
Mr. May	550,000
Mr. Rudnitsky	520,000
Ms. Wilson	494,000

Merit increases in base salary reward successful performance and seek to create incentives for retention. We based the 2007 merit increases on a review of the 2006 performance of the named executive officers and their applicable function or business unit.

Annual Incentive Compensation.  Consistent with the executives’ employment agreements, and based on the 2007 base salaries described above, the possible threshold, target and maximum annual incentive compensation payouts payable to the named executive officers for 2007 are as follows:

Name	Threshold	Target	Maximum
	($)	($)	($)
Mr. Holmes	520,000	2,080,000	2,600,000
Mr. Hanning	165,000	660,000	825,000
Mr. May	198,550	550,000	687,500
Mr. Rudnitsky	166,660	520,000	650,000
Ms. Wilson	123,500	494,000	617,500

Management provided our Compensation Committee with the financial criteria and targets that will be used to determine the level of annual incentive compensation payouts and management’s rationale as to why these targets are appropriate. Performance objectives for 2007 annual incentive compensation were established on the basis of corporate and/or business unit EBIT. The EBIT targets for both corporate and the business units will be adjusted for separation, related costs and special items if appropriate.

The 2007 adjusted EBIT targets and funding models for the corporation and business units were set by management based on approved operating budgets and represented a specified growth rate over the prior year’s EBIT consistent with our strategic plan. We used these operating budgets to set the ranges for our published 2007 earnings guidance.

For our CEO and CFO, the 2007 annual incentive payment will be weighted 100% on the corporate target. For our business unit chief executives, the 2007 annual incentive payment will be weighted 25% for the corporate target and 75% for the business unit target.

The Compensation Committee reviewed the criteria and targets with our compensation consultant and management and approved the threshold, target and maximum levels of financial performance under the plan and the potential payouts at those levels of performance. The Compensation Committee and we believe these financial targets are rigorous but reasonably attainable.

Section 162(m) of the Internal Revenue Code of 1986

The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible and generally provide that compensation in excess of a certain amount is deductible only if it is performance-based compensation and meets certain requirements. In 2007, we expect to claim an income tax deduction for 2006 compensation paid to our CEO and executive officers to the extent permitted by this section of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)
Myra J. Biblowit
Pauline D.E. Richards

2006 Summary Compensation Table

The following table describes compensation paid to our named executive officers for 2006. The amounts reported include compensation attributable to employment with Cendant prior to the spin-off.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name & Principal Position	Year	Salary	Awards	Awards	Compensation	Compensation	Total
		($)	($)(a)	($)(a)	($)(b)	($)(c)	($)
Stephen P. Holmes Chairman and Chief Executive Officer	2006	862,066	4,412,765	2,188,283	2,100,000	1,919,510	11,482,624
Franz S. Hanning President and Chief Executive Officer, Wyndham Vacation Ownership	2006	520,961	1,556,871	580,393	825,000	805,619	4,288,844
Kenneth N. May President and Chief Executive Officer, RCI Global Vacation Network	2006	552,577	1,540,480	554,404	288,750	85,905	3,022,116
Steven A. Rudnitsky President and Chief Executive Officer, Wyndham Hotel Group	2006	500,000	1,517,988	504,456	525,000	275,064	3,322,508
Virginia M. Wilson Executive Vice President and Chief Financial Officer	2006	444,644	1,272,928	240,479	498,750	616,748	3,073,549

(a)	Dollar values of awards equal compensation cost to us (and Cendant) that we (and Cendant) are required to report in 2006 under SFAS No. 123R. The SFAS No. 123R amounts differ from the grant date fair value for grants made in 2006 as the SFAS No. 123R amounts generally reflect costs associated with grants made in previous years. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2006 audited financial statements of our annual report on Form 10-K.

(b)	Represents annual incentive compensation for 2006 paid in 2007.

(c)	See All Other Compensation Table below for a description of compensation included in this column.

2006 All Other Compensation Table

The All Other Compensation in the Summary Compensation Table above includes the following components. The total compensation amounts for the table are provided in the “All Other Compensation” column of the Summary Compensation Table above.

	Mr. Holmes	Mr. Hanning	Mr. May	Mr. Rudnitsky	Ms. Wilson
	($)	($)	($)	($)	($)
Personal use of company aircraft	30,751 (a)	(a)(b)	--	--	--
Company automobile	18,767 (c)	(b)	17,996 (c)	(b)	(b)
Financial planning services	(b)	(b)	--	(b)	(b)
401(K) Company match	--	(b)	--	--	--
Deferred compensation company match	177,724	--	--	61,510	56,603
Insurance	(b)(d)	--	--	--	--
Dividends (e)	137,913	49,813	48,246	48,920	31,884
Retention payment (f)	--	700,000	--	--	500,000
Contract termination payment	1,500,000 (g)	--	--	--	--
Executive medical	(b)	(b)	(b)	(b)	(b)
Corporate gift (h)	(b)	(b)	(b)	(b)	(b)
Charitable contributions match (i)	(b)	--	--	--	--
Cendant option payment	--	--	--	130,399 (j)	--
Aggregate tax gross-up (k)	19,383	7,600	18,771	5,453	5,513

(a)	Aggregate incremental cost to us (and/or Cendant) for personal use of company aircraft. These costs are calculated using a standard rate per mile flown plus terminal charges. Mr. Hanning’s 2006 personal use of company aircraft was in connection with his Cendant employment.

(b)	Aggregate incremental cost to us (and/or Cendant) of the benefit(s) was less than $25,000 and 10% of the total value of all perquisites provided to the named executive officer.

(c)	Aggregate incremental cost to us of automobile benefit calculated as follows: Mr. Holmes, company payment of $20,740 minus executive contribution of $1,973 (amount does not include tax gross-up described below); and Mr. May, company payment of $28,431 minus executive contribution of $10,435 (amount does not include tax-gross up described below). The amounts for company payment include insurance payments and other charges related to the benefit.

(d)	Mr. Holmes is insured by a term life insurance policy owned by us with a $1 million death benefit payable to us. The premiums for this policy are not imputed as income.

(e)	Dividends paid on vesting of Cendant restricted stock units.

(f)	Mr. Hanning’s retention payment was made under his employment agreement. Ms. Wilson’s retention payment was made by us in September 2006 as contemplated by Cendant’s retention program.

(g)	Paid by Cendant in connection with termination of employment agreement.

(h)	Nominal gift received at Cendant senior management conference (amount does not include tax gross-up described below). Wyndham Worldwide does not provide a tax gross-up on nominal corporate gifts provided to its executives.

(i)	Represents discretionary matching contributions made by Cendant’s charitable foundation on behalf of the named executive officer.

(j)	Represents $130,399 payment made by Cendant to Mr. Rudnitsky in connection with the spin-off for Cendant options not eligible for 3-year extended exercisability. The amount was calculated using a modified Black-Scholes valuation formula.

(k)	Aggregate tax gross-ups for 2006 consisted of the following: Mr. Holmes, automobile, $12,999, financial planning, $6,279 and gift, $105; Mr. Hanning, automobile, $6,199, financial planning, $1,326 and gift, $75; Mr. May, automobile, $18,705 and gift, $66; Mr. Rudnitsky, automobile, $3,753, financial planning, $1,619 and gift, $81; and Ms. Wilson, automobile, $4,102, financial planning, $1,336 and gift, $75.

2006 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to named executive officers in 2006.

					All Other		All Other
					Stock		Option		Grant
					Awards:		Awards:	Exercise	Date Fair
					Number of		Number of	or Base	Value of
		Estimated Possible Payouts Under			Shares of		Securities	Price of	Stock and
	Grant	Non-Equity Incentive Plan Awards			Stock or		Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Units		Options	Awards	Awards
		($)	($)	($)	(#)		(#)	($ / Sh)	($)
Mr. Holmes	08/01/06				78,493 (a	)		31.85	2.5 million
	08/01/06						179,726 (b)(c)	31.85	2.5 million
	(d)	500,000	2,000,000	2,500,000
Mr. Hanning	08/01/06				62,794 (a	)		31.85	2 million
	08/01/06						71,890 (c)(e)	31.85	1 million
	(d)	165,000	660,000	825,000
Mr. May	08/01/06				62,794 (a	)		31.85	2 million
	08/01/06						71,890 (c)(e)	31.85	1 million
	(d)	163,900	550,000	687,500
Mr. Rudnitsky	08/01/06				62,794 (a	)		31.85	2 million
	08/01/06						71,890 (c)(e)	31.85	1 million
	(d)	157,000	500,000	625,000
Ms. Wilson	08/01/06				47,095 (a	)		31.85	1.5 million
	08/01/06						71,890 (c)(e)	31.85	1 million
	(d)	118,750	475,000	593,750

(a)	Grant of restricted stock units, which vest equally over four years on each anniversary of May 2, 2006.

(b)	Grant of stock settled stock appreciation rights, which vest equally over four years on each anniversary of May 2, 2006.

(c)	Calculated using the Black Scholes value for our common stock on the date of grant.

(d)	Represents potential threshold, target and maximum annual incentive compensation for 2006. Amounts actually paid for 2006 are described in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(e)	Grant of stock settled stock appreciation rights, which vest equally over three years on each anniversary of May 2, 2006.

Under our 2006 Equity and Incentive Plan, all grants set forth in the table fully-vest on a change-in-control. In the event dividends are paid on our common stock, dividends are credited for unvested restricted stock units and are paid in cash on vesting.

Outstanding Equity Awards at 2006 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2006.

	Option Awards				Stock Awards
					Number of	Market Value
	Number of Securities				Shares of	of Shares Of
Name	Underlying Unexercised		Option	Option	Stock That	Stock That
	Options		Exercise	Expiration	Have Not	Have Not
	(#)		Price	Date	Vested	Vested
	Exercisable	Unexercisable	($)		(#)	($)(a)
Mr. Holmes (b)	70,271		20.61890	12/17/07
	66,931		42.02574	10/14/08
	43,360		42.02574	12/17/07
	18,829		20.61890	04/30/07
	125,098		37.56050	04/21/09
	105,030		46.43844	01/13/10
	208,498		19.77837	01/03/11
	24,324		40.02951	01/22/12
	12,162		40.02951	01/22/12
		179,726	31.85000	08/01/16
					78,493	2,513,346
Mr. Hanning	31,274		29.18687	04/03/11
	20,849		27.00154	10/18/11
	20,683		40.02951	01/22/12
		71,890	31.85000	08/01/16
					62,794	2,010,664
Mr. May	77,144		35.39346	02/28/10
	25,019		40.02951	01/22/12
		71,890	31.85000	08/01/16
					62,794	2,010,664
Mr. Rudnitsky	57,337		36.58340	03/01/12
	31,274		36.58340	03/01/12
		71,890	31.85000	08/01/16
					62,794	2,010,664
Ms. Wilson	7,356		38.83177	09/04/13
	2,452		38.83177	09/04/13
		71,890	31.85000	08/01/16
					47,095	1,507,982

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 29, 2006 of $32.02.

(b)	Table excludes our obligation to issue 36,852 shares of common stock to Mr. Holmes in 2009. The amount is deferred and held in a separate account.

Equity Compensation Plan Information as of December 31, 2006

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in the
First Column)
Equity compensation plans approved by security holders	24.7 million (a)	$39.70 (b)	16.8 million (c)
Equity compensation plans not approved by security holders	None	Not applicable	Not applicable

(a)	Consists of shares issuable upon exercise of outstanding stock options and restricted stock units under the 2006 Equity and Incentive Plan.

(b)	Consists of weighted-average exercise price of outstanding stock options and stock settled stock appreciation rights.

(c)	Consists of shares available for future grants under the 2006 Equity and Incentive Plan.

2006 Wyndham Worldwide Option Exercises and Stock Vested Table

The following table summarizes the Wyndham Worldwide stock option exercises and vesting of restricted stock by named executive officers in 2006.

	Option Awards			Stock Awards
		Number of			Number of
		Shares	Value		Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)		(#)	($)(a)
Mr. Holmes	--	--	--	08/15/06	43,357(b)	1,235,674(b)
Mr. Hanning	--	--	--	08/15/06	15,006	427,671
Mr. May	--	--	--	08/15/06	14,814	422,199
Mr. Rudnitsky	--	--	--	08/15/06	14,525	413,962
Ms. Wilson	--	--	--	08/15/06	10,737	306,004

(a)	Calculated using closing price a share of our common stock on vesting date.

(b)	Includes 18,395 restricted stock units with value of $524,257 deferred under our Officer Deferred Compensation Plan.

The following Cendant, Realogy and Avis Budget Option Exercises and Stock Vested Tables are presented to describe the 2006 option exercises and vesting of awards denominated in stock of those entities. In connection with the separation of Cendant into three separate companies, Cendant equity awards were equitably adjusted to become awards for each of the companies. We do not expect to provide this data for future periods.

2006 Cendant Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
		Number of			Number of
		Shares	Value		Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)		(#)	($)(a)
Mr. Holmes	03/22/06	250,520(b)	2,003,516	04/22/06	24,002(c)	404,433
Mr. Hanning	--	--	--	04/22/06	9,601	161,776
Mr. May	--	--	--	04/22/06	8,641	145,600
Mr. Rudnitsky	--	--	--	04/22/06	9,697	163,394
Ms. Wilson	--	--	--	04/22/06	--	--

(a)	Calculated using closing price of a share of Cendant common stock on vesting date.

(b)	October 14, 1998 grant of Cendant stock options with an exercise price of $9.41257 with shares sold for $17.41 per share.

(c)	Includes 24,002 restricted stock units with a value of $404,453 deferred under our Officer Deferred Compensation Plan.

2006 Realogy Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
		Number of			Number of
		Shares	Value		Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)		(#)	($)(a)
Mr. Holmes	--	--	--	08/15/06	54,197(b)	1,167,403
Mr. Hanning	--	--	--	08/15/06	18,757	404,025
Mr. May	--	--	--	08/15/06	18,517	398,856
Mr. Rudnitsky	--	--	--	08/15/06	18,157	391,101
Ms. Wilson	--	--	--	08/15/06	13,421	289,088

(a)	Calculated using closing price of a share of Realogy common stock on vesting date.

(b)	Includes 22,994 restricted stock units with a value of $495,290 deferred under our Officer Deferred Compensation Plan.

2006 Avis Budget Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
		Number of			Number of
		Shares	Value		Shares	Value
		Acquired	Realized		Acquired	Realized
		on	on		on	on
Name	Date	Exercise	Exercise	Date	Vesting	Vesting
		(#)	($)		(#)	($)(a)
Mr. Holmes	--	--	--	08/15/06	216,793 (b)	403,234
Mr. Hanning	--	--	--	08/15/06	75,033	139,561
Mr. May	--	--	--	08/15/06	74,072	137,773
Mr. Rudnitsky	--	--	--	08/15/06	72,632	135,095
Ms. Wilson	--	--	--	08/15/06	53,693	99,868

(a)	Calculated using closing price of a share of Avis Budget common stock on vesting date.

(b)	Includes 91,980 restricted stock units with a value of $171,082 deferred under our Officer Deferred Compensation Plan.

2006 Deferred Compensation Table

The following table provides information regarding 2006 nonqualified deferred compensation for our named executive officers.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
Name	in 2006	in 2006	2006	Distributions	12/31/06
	($)	($)	($)(a)	($)(b)	($)(b)
Mr. Holmes	177,724	177,724	144,448	--	2,507,985
Mr. Hanning	--	--	12,974	--	113,694
Mr. May	--	--	(5,440)	--	196,378
Mr. Rudnitsky	61,510	61,510	78,867	289,025	859,469
Ms. Wilson	56,603	56,603	42,741	--	729,200

(a)	Represents gains or losses in 2006 on investment of aggregate balance.

(b)	Includes compensation deferred in prior periods which was previously disclosed as required.

Our Officer Non-Qualified Deferred Compensation Plan is described above under 2006 Executive Compensation Elements and Decisions. The aggregate balances of the named executive officers are invested based on the executive’s election made at the time of enrollment. Executives may change their elections during the year. For 2007 we offer a choice of 21 investment options including our common stock. Investment options include money market, debt, equity and real estate mutual funds.

Agreements with Named Executive Officers

The following describes our employment, termination, change-in-control and related arrangements with our named executive officers.

Mr. Holmes

Employment Agreement.  We entered into an employment agreement with Mr. Holmes with a term expiring in July 2009. The term automatically extends for an additional year unless we or Mr. Holmes provide notice of non-renewal. The agreement provides for a minimum base salary of $1 million, an annual incentive award with a target amount equal to 200% of his base salary subject to meeting performance goals, employee benefits generally available to our executive officers and grants of long-term incentive awards on terms as determined by our Board or Compensation Committee. Under the agreement, we granted Mr. Holmes equity incentive awards with a grant date value of $5 million as described above in the Grants of Plan-Based Awards Table. These grants vest fully on a change-in-control. The agreement provides Mr. Holmes and his dependents with medical benefits through his age 75. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Holmes’ agreement provides that upon a change-in-control or if his employment with us is terminated by us without cause or due to a constructive discharge he will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus and all of his then-outstanding equity awards will fully vest and remain exercisable for varying periods as described in the agreement. If the payments we make to Mr. Holmes for termination on a change-in-control give rise to excise tax on golden parachute payments, then we will pay Mr. Holmes a gross-up payment to cover the tax.

Mr. Hanning

Employment Agreement.  We entered into an employment agreement with Mr. Hanning with a term expiring in July 2009. The agreement provides for a minimum base salary of $550,000, a retention bonus of $700,000, an annual incentive award with a target amount equal to $660,000, subject to meeting performance goals and participation in benefit plans generally available to our executive officers. Mr. Hanning’s agreement provides that he will be granted an equity incentive award with a grant date value of $3 million, two-thirds of which will vest in equal installments on each of the first four anniversaries of May 2, 2006, subject to continued employment through each vesting date, and one-third of which will vest (or not vest) on May 2, 2009, subject to continued employment with us through the vesting date. Mr. Hanning’s actual 2006 equity incentive award was granted with terms and vesting schedules consistent with the other named executive officers and is described above in the Grants of Plan-Based Awards Table. Under Mr. Hanning’s agreement and our 2006 Equity and Incentive Plan, these grants fully vest on a change-in-control.

Mr. Hanning will receive a long term cash bonus not to exceed $2 million for the three year period from January 1, 2006 to December 31, 2008 for meeting goals relating to Wyndham Vacation Ownership’s financial performance. The bonus is payable within 60 days of December 31, 2008. In consideration of the long term bonus and the employment agreement, we and Mr. Hanning agreed to terminate all bonuses, commission, incentive and cash payment opportunities owed to Mr. Hanning by Cendant. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year after termination of employment.

Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump sum payment equal to 100% of the sum of his then-current base salary plus his then-current target annual bonus, accelerated vesting and payment of the long term bonus, and payment of COBRA premiums less the contribution payable by active employees until Mr. Hanning commences new or self employment. If the payments we make to Mr. Hanning for termination without cause or for a constructive discharge give rise to a golden parachute excise tax then we will pay Mr. Hanning a gross-up payment to cover the tax.

Mr. May

Employment Agreement.  We entered into an employment agreement with Mr. May with a term expiring in July 2009. The agreement provides for a minimum base salary of $550,000, an annual incentive award with a target amount equal to 100% of his base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under the agreement we granted Mr. May equity incentive awards with a grant date value of $3 million described above in the Grants of Plan-Based Awards Table. Under our 2006 Equity and Incentive Plan, these grants fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. May’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary and target annual bonus. In this event, all of Mr. May’s then-outstanding equity awards that would otherwise vest within one year following termination will vest. Any award granted on or after July 31, 2006 will remain exercisable until the earlier of two years following his termination of employment and the original expiration date of the awards.

Mr. Rudnitsky

Employment Agreement.  We entered into an employment agreement with Mr. Rudnitsky with a term expiring in July 2009. The agreement provides for a minimum base salary of $500,000, an annual incentive award with a target amount equal to 100% of his base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under the agreement we granted Mr. Rudnitsky equity incentive awards with a grant date value of $3 million as described above in the Grants of Plan-Based Awards Table. Under our 2006 Equity and Incentive Plan, these grants fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Rudnitsky’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary and target annual bonus. In this event, all of Mr. Rudnitsky’s then-outstanding equity awards that would otherwise vest within one year following termination will vest, subject to meeting applicable performance goals. Any award granted on or after July 31, 2006 will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Ms. Wilson

Employment Agreement.  We entered into an agreement with Ms. Wilson with a term expiring in July 2009. The agreement provides for a minimum base salary of $475,000, an annual incentive award with a target amount equal to 100% of her base salary, subject to meeting performance goals, participation in employee benefit plans generally available to our executive officers and grants of long-term incentive awards upon terms determined by us. Under the agreement we granted Ms. Wilson equity incentive awards with a grant date value of $2.5 million as described above in the Grants of Plan-Based Awards Table. Under our 2006 Equity and Incentive Plan,

these grants fully vest on a change-in-control. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if her employment terminates after the expiration of her employment agreement and for two years following termination if her employment terminates before the expiration of her employment agreement.

Ms. Wilson’s agreement provides that if her employment is terminated by us without cause or due to a constructive discharge, she will be entitled to a lump sum payment equal to 200% her then-current base salary and target annual bonus. In this event, all of Ms. Wilson’s then-outstanding equity awards that would otherwise vest within one year following termination will vest, subject to meeting applicable performance goals. Any award granted on or after July 31, 2006 will remain exercisable until the earlier of two years following termination and the original expiration date of the awards.

Potential Payments on Termination or Change-In-Control

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2006.

Potential Payments Upon Termination of Employment Table

			Continuation	Acceleration
			of Medical	of Equity
			Benefits	and Cash	Excise	Total
		Cash	(present	Incentive	Tax	Termination
Name	Termination Event	Severance	value)	Awards	Gross-Up	Payments
		($)	($)	($)(a)	($)	($)
Mr. Holmes	Voluntary Retirement, Resignation or Involuntary Termination	0	256,650	0	0	256,650
	Death or Disability	0	256,650	2,543,898	0	2,800,548
	Termination without Cause, Constructive Discharge or Non-Renewal of Contract	9,300,000	256,650	2,543,898	0	12,100,548
	Change-in-Control	9,300,000	256,650	2,543,898	0	12,100,548
Mr. Hanning	Voluntary Retirement, Resignation or Involuntary Termination	0	0	0	0	0
	Death or Disability	0	0	2,689,550 (b)	0	2,689,550
	Termination without Cause or Constructive Discharge	1,309,000	19,538	2,000,000 (b)	0	3,328,538
	Change-in-Control	0	0	2,022,884	2,565,712	4,588,596
Mr. May	Voluntary Retirement, Resignation or Involuntary Termination	0	0	0	0	0
	Death or Disability	0	0	2,022,884	0	2,022,884
	Termination without Cause or Constructive Discharge	1,677,500	0	506,738	0	2,184,238
	Change-in-Control	0	0	2,022,884	0	2,022,884
Mr. Rudnitsky	Voluntary Retirement, Resignation or Involuntary Termination	0	0	0	0	0
	Death or Disability	0	0	2,022,884	0	2,022,884
	Termination without Cause or Constructive Discharge	2,050,000	0	506,738	0	2,556,738
	Change-in-Control	0	0	2,022,884	0	2,022,884
Ms. Wilson	Voluntary Retirement, Resignation or Involuntary Termination	0	0	0	0	0
	Death or Disability	0	0	1,520,202	0	1,520,202
	Termination without Cause or Constructive Discharge	1,927,500	0	381,068	0	2,308,568
	Change-in-Control	0	0	1,520,202	0	1,520,202

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 29, 2006 of $32.02.

(b)	Assumes all applicable performance measures were met.

Accrued Pay.  The amounts shown in the table above do not include payments and benefits, including accrued salary and bonus, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.  The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.  The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our 2006 Equity and Incentive Plan.

●	A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or any subsidiary; the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); or the executive’s gross negligence in the performance of his or her duties or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

●	An executive suffers a constructive discharge if any of the following occur: any material failure by us to fulfill our obligations under the executive’s employment agreement (including any reduction of base salary or other element of compensation) or any material diminution to the executive’s duties and responsibilities relating to service as an executive officer; the executive’s principal office is relocated to a location more than a specified distance from its original location; or the executive experiences a reduction in title or reporting responsibilities. For Mr. Holmes, “constructive discharge” also includes our decision not to renew his employment agreement, a change-in-control or if he is no longer a member of our Board. For Mr. Hanning, “constructive discharge” also includes if Mr. Holmes is no longer our CEO.

Continuation of Medical Benefits.  Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through his age 75 regardless of the termination event. Mr. Hanning’s agreement provides that if his employment is terminated by us without cause or due to a constructive discharge, he will be entitled to the payment of COBRA premiums less the contribution payable by active employees until Mr. Hanning commences new or self employment.

The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 5.9%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre-retirement and post-retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children. Continuation of medical benefits for Mr. Hanning were calculated using a standard COBRA payment less the contribution payable by active employees, for a period of eighteen months using a discount rate of 5.9%.

Acceleration of Equity and Cash Incentive Awards.  Equity grants made to all employees, including the named executive officers, under our 2006 Equity and Incentive Plan, fully vest on a change-in-control. Since any Cendant legacy equity awards fully vested in connection with the spin-off, the amounts described in the table for a change-in-control include only the value of the named executive officers’ 2006 equity grants based on a year-end stock price of $32.02.

Under Mr. Hanning’s employment agreement, on his death or disability his long-term cash bonus is vested to the extent earned and unpaid. If Mr. Hanning’s employment is terminated without cause or for constructive discharge, his long-term cash bonus fully vests and is payable.

Excise Tax Gross-Up.  Upon a change-in-control, executives may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. We have agreed to reimburse Mr. Holmes and Mr. Hanning for any excise taxes as well as any income and excise taxes payable by them as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on a 280G excise tax rate of 20 percent, a statutory 35% percent federal income tax rate, a 1.45% percent Medicare tax rate and a 0% percent state income tax rate for Mr. Hanning based on his current residency in Florida. In the event that a change-in-control occurred as of December 31, 2006, Mr. Holmes would not have been subject to excise tax that would have given rise to a gross-up payment.

Payments Upon Change-in-Control Alone.  For our named executive officers other than Mr. Holmes, severance payments in connection with a change-in-control are “double triggered”, meaning the payments following a change-in-control are made only if the executive suffers a covered termination of employment. The table does not assume that the employment of these executives was terminated on a change-in-control. Equity grants made under our 2006 Equity and Incentive Plan fully vest on a change-in-control whether or not the executives’ employment is terminated.

Related Party Transactions

In connection with our spin-off from Cendant (now Avis Budget Group), we entered into customary separation, tax sharing, transition services and related agreements with Cendant and former Cendant units, Realogy and Travelport, to effect the separation and allocate Cendant’s assets and liabilities.

Under the separation agreement, among other things, we assumed 37.5% of certain contingent and other liabilities of Cendant which were not primarily related to our business or the businesses of Realogy, Travelport or Avis Budget, and Realogy assumed 62.5% of these liabilities.

Under the transition services agreement, in 2006 Avis Budget, Realogy and Travelport provided us with various services relating to, among other things, human resources and employee benefits, payroll, financial systems management, treasury and cash management, accounts payable, telecommunications and information technology. In 2006, cash paid to Avis Budget, Realogy and Travelport under the transition services agreement was approximately $7.3 million, $868,000 and $158,000, respectively. In 2006, we received no cash from under the transition services agreement. Cash received from Travelport under a sublease was approximately $403,000.

For additional information on the spin-off, the separation agreements and related matters, see our Annual Report on Form 10-K filed with the SEC on March 7, 2007 and our Information Statement for the spin-off, filed with the SEC on July 19, 2006 as Exhibit 99.1 to a Current Report on Form 8-K.

In addition, in connection with the spin-off, we entered into various commercial arrangements with Realogy, Travelport and Avis Budget. Activities covered by these agreements include: provision of access to our hotel accommodation and vacation exchange and rentals inventory to be distributed through Travelport; utilization of Realogy’s employee relocation services, including relocation policy management, household goods moving services and departure and destination real estate related services; utilization of Realogy’s commercial real estate brokerage services, such as transaction management, acquisition and disposition services, broker price opinions, renewal due diligence and portfolio review; utilization of corporate travel management services of Travelport; and designation of Avis Budget’s car rental brands, as the exclusive primary and secondary suppliers, respectively, of car rental services for our employees. In 2006, cash paid to Avis Budget, Realogy and Travelport with respect to these arrangements was approximately $2.7 million; $1.2 million and $17 million, respectively, and cash received from Avis Budget, Realogy and Travelport with respect to these commercial arrangements was approximately $178,000, $3.2 million and $1.9 million, respectively.

Certain affiliates of Barclays Global Investors, N.A., which owns approximately 6.39% of our common stock, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses. We estimate the fees paid to Barclays by us in 2006 were less than $1.5 million.

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were approximately $220,000 in 2006 based on the firm’s customary rates.

Another member of Mr. Hanning’s family currently serves as a Senior Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning’s employment. In 2006, he received total cash compensation consisting of base salary, commission and bonuses of $689,943 and was granted 13,343 restricted stock units. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other employees.

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to examine our consolidated financial statements for fiscal year 2007. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm (auditors) for fiscal year 2007.

Deloitte & Touche LLP served as our independent registered public accounting firm for 2006. No relationship exists between Deloitte & Touche LLP and us other than the usual relationship between auditor and client. Representatives of Deloitte & Touche LLP will be present at the annual meeting of shareholders and available to respond to questions and will have the opportunity to make a statement, if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the fiscal year ended December 31, 2006 and fees billed by Deloitte & Touche LLP for other services during those periods.

Type of Fees	2006

Audit Fees	$6,831,621
Audit-Related Fees	$268,162
Tax Fees	$2,075,745
All Other Fees	$50,991

Total	$9,226,519

In the above table, in accordance with the SEC’s definitions and rules, audit fees are fees that we paid to Deloitte & Touche LLP for the audit of our annual financial statements included in our Form 10-K for fiscal year 2006 and review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2006 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; tax fees are fees for tax compliance, tax advice and tax planning; and all other fees are fees for any services not included in the first three categories.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, the Audit Committee is required to pre-approve all audit services and permissible non-audit services, including related fees and terms, to be performed for us by our independent auditor, subject to the de minimus exceptions for non-audit services permitted under applicable SEC rules. Cendant’s audit committee pre-approved the review services performed by Deloitte & Touche LLP on the interim financial statements for the quarters ended March 31 and June 30, 2006, since the separation of Wyndham Worldwide into an independent company had not yet occurred. The fees related to those two review services are included in the above fee disclosure. Our Audit Committee pre-approved all other audit services, audit-related services and tax review, compliance and other services performed for us by Deloitte & Touche LLP for fiscal year 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROXY
WYNDHAM WORLDWIDE CORPORATION
Annual Meeting of Shareholders — April 26, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Stephen P. Holmes, Scott G. McLester and Lynn A. Feldman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 26, 2007 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/wyn		1-866-540-5760

Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view our Annual Report on Form 10-K and Proxy Statement on the internet at www.wyndhamworldwide.com

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD OF DIRECTORS OF WYNDHAM WORLDWIDE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTOR.

1.	Election of Directors for a three-year term expiring at the 2010 Annual Meeting:		FOR all nominees listed except as indicated	WITHHOLD AUTHORITY to vote for all nominees
	Nominees:		☐	☐
	01	The Right Honourable
Brian Mulroney

	02	Michael H. Wargotz

For all nominees, except vote withheld from the following

THE BOARD OF DIRECTORS OF WYNDHAM WORLDWIDE CORPORATION RECOMMENDS A VOTE FOR PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
2.	To ratify and approve the appointment of Deloitte & Touche LLP as Wyndham Worldwide Corporation’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐
		I Plan to attend the Meeting		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

     ADMISSION TICKET
Bring this admission ticket with you to the meeting on April 26, 2007. Do not mail.
This admission ticket admits you to the meeting. You will not be allowed to attend the meeting without an admission ticket or other proof of stock ownership.
WYNDHAM WORLDWIDE CORPORATION
2007 Annual Meeting of Shareholders
Thursday, April 26, 2007
3:00 p.m.
The Meadow Wood Manor
461 Route 10 East
Randolph, New Jersey 07869

NON-TRANSFERABLE	NON TRANSFERABLE